FORM 5A                                    OMB APPROVAL

|_|Check box if no longer                          OMB Number:      3235-0362
subject to Section 16. Form 4 or                   Expires:  January 31, 2005
Form 5 obligations may continue.                   Estimated average burden
See Instruction 1(b).                              hours per response...1.0
|_|Form 3 Holdings Reported
|_|Form 4 Transactions Reported
--------------------------------                   --------------------------


              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                   Filed pursuant to Section 16(a) of the
    Securities Exchange Act of 1934, Section 17(a) of the Public Utility
             Holding Company Act of 1935 or Section 30(h) of the
                       Investment Company Act of 1940

-----------------------------------------   --------------------------------------------   ---------------------------------------
1.  Name and Address of Reporting Person*   2.  Issuer Name and Ticker or Trading Symbol   6.  Relationship of Reporting Person(s)
                                                                                               to Issuer (Check all applicable)
  Oliveira       Lawrence          J.           Slade's Ferry Bancorp (SFBC)                   [X]  Director        [ ]  10% Owner
                                                                                               [ ]  Officer (give title below)
-----------------------------------------   -------------------   ----------------------       [ ]  Other (specify below)
    (Last)        (First)       (Middle)    3.  I.R.S. Identi-     4.  Statement for                 _____________________________
                                                fication Number        Month/Year          ---------------------------------------
  20 Holly Lane                                 of Reporting                               7.  Individual or Joint/Group Reporting
-----------------------------------------       Person, if an     ----------------------       (check applicable line)
    (Street)                                    entity            5.  If Amendment,        [ ] Form filed by One Reporting Person
                                                (Voluntary)           Date of Original     [ ] Form filed by More than One
                                                                      (Month/Year)             Reporting Person
  Mattapoisett          MA     02739            ###-##-####               12/2000
-----------------------------------------   -------------------   ----------------------   ---------------------------------------
    (City)            (State)   (Zip)


Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

___________________________________________________________________________________________________________________________________
1. Title of Security    |2. Transaction|3. Trans-    |4. Securities Acquired (A)|5. Amount of      |6. Owner-    |7. Nature of
   (Instr. 3)           |   Date       |   action    |   or Disposed of (D)     |   Securities     |   ship Form:|   Indirect
                        |   (Month/Day/|   Code      |   (Instr. 3, 4 and 5)    |   Beneficially   |   Direct (D)|   Beneficial
                        |   Year)      |   (Instr. 8)|          |      |        |   Owned at       |   or        |   Ownership
                        |              |             |          |      | Price  |   end of Issuer's|   Indirect  |   (Instr. 4)
                        |              |             |          |(A) or|        |   Fiscal Year    |   (I)       |
                        |              |             |   Amount |(D)   |        |   (Instr. 3 and 4|   (Instr.4) |
___________________________________________________________________________________________________________________________________
Common stock; $.01      |              |             |          |      |        |                  |             |
 par value              |   7/21/00    |     J       |    1.680 |  A   |   9.78 |                  |      D      |
___________________________________________________________________________________________________________________________________
Common stock; $.01      |              |             |          |      |        |                  |             |
 par value              |  10/20/00    |     J       |    1.676 |  A   |   9.88 |                  |             |
___________________________________________________________________________________________________________________________________
Common stock; $.01      |              |             |          |      |        |                  |             |
 par value              |  12/20/00    |     J       |    1.817 |  A   |   9.19 |         210.542  |      D      |
___________________________________________________________________________________________________________________________________
Common stock; $.01      |              |             |          |      |        |                  |             |
 par value              |   7/21/00    |     J       |  146.637 |  A   |   9.78 |                  |      I      |      *1
___________________________________________________________________________________________________________________________________
Common stock; $.01      |              |             |          |      |        |                  |             |
 par value              |  10/20/00    |     J       |  146.341 |  A   |   9.88 |                  |             |
___________________________________________________________________________________________________________________________________
Common stock; $.01      |              |             |          |      |        |                  |             |
 par value              |  12/29/00    |     J       |  158.602 |  A   |   9.19 |      26,787.169  |      I      |      *1
___________________________________________________________________________________________________________________________________

*  If the form is filed by more than one reporting person, see instruction
   4(b)(v).

                                                              SEC 2270 (7/02)

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control nummber.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

___________________________________________________________________________________________________________________________________
1.Title of Derivative|2.Conver- |3.Trans- |4.Trans-|5.Number of|6.Date Exer- |7.Title and  |8.Price |9.Number  |10.Own-  |11.Nature
Security             |sion or   |action   |action  |Derivative |cisable and  |Amount of    |of Deri-|of Deriva-|ership   |of Indir-
(Instr. 3)           |Exercise  |Date     |Code    |Securities |Expiration   |Underlying   |vative  |tive      |of De-   |ect Bene-
                     |Price of  |(Month/  |(Instr. |Acquired(A)|Date(Month/  |Securities   |Secu-   |Securities|rivative |ficial
                     |Derivative|Day/Year)|8)      |or Disposed|Day/Year)    |      |      |rity    |Benefi-   |Securi-  |Ownership
                     |Security  |         |        |of (D)     |Date  |Expir-|      |Amount|(Instr. |ficially  |ty: Di-  |(Instr.
                     |          |         |        |(Instr. 3, |Exer- |ation |      |or    |5)      |Owned at  |rect (D) |4)
                     |          |         |        |4, and 5)  |cisa- |Date  |      |Number|        |End of    |or Indi- |
                     |          |         |        | (A) | (D) |ble   |      |      |of    |        |Year      |rect (I) |
                     |          |         |        |     |     |      |      |Title |Shares|        |Instr. 4) |Instr. 4)|
___________________________________________________________________________________________________________________________________
                     |          |         |        |     |     |      |      |Common|      |        |          |         |
                     |          |         |        |     |     |      |      |Stock |      |        |          |         |
                     |          |         |        |     |     |      |      |($.01 |      |        |          |         |
Option (right to     |          |         |        |     |     |4/13/ |4/12/ |par   |      |        |          |         |
Buy)                 |  12.86   | 2/09/00 |   J    |  1  |     |99    |04    |value)|  100 |   0    |          |         |
                     |          |         |        |     |     |      |      |      |      |        |          |         |
___________________________________________________________________________________________________________________________________
                     |          |         |        |     |     |      |      |Common|      |        |          |         |
                     |          |         |        |     |     |      |      |Stock |      |        |          |         |
                     |          |         |        |     |     |      |      |($.01 |      |        |          |         |
Option (right to     |          |         |        |     |     |4/10/ |4/09/ |par   |      |        |          |         |
Buy)                 |  10.00   | 4/10/00 |   A    | 20  |     |00    |05    |value)| 2000 |   0    |    41    |    D    |
                     |          |         |        |     |     |      |      |      |      |        |          |         |
___________________________________________________________________________________________________________________________________
                     |          |         |        |     |     |      |      |      |      |        |          |         |
___________________________________________________________________________________________________________________________________
                     |          |         |        |     |     |      |      |      |      |        |          |         |
___________________________________________________________________________________________________________________________________

Explanation of Responses:

J.    Dividend Reinvestment
A.    Stock Option Plan

*1    Trustee for Business Profit Sharing Plan


                           /s/ Lawrence J. Oliveira               02/03/03
                           _________________________________   _______________
                           **  Signature of Reporting Person        Date

                           By authorized signator:
                           /s/ Isola A. Anctil
                           _________________________________


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.